UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. )

Connetics Corp.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

208192104
(CUSIP Number)

September 30, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
[     ]	Rule 13d-1(b)
[ X ]  	Rule 13d-1(c)
[     ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.	208192104

1.	                	NAME OF REPORTING PERSONS
                             I.R.S. Identification
					Nos. of above
persons (entities only).
		Nevis Capital Management Partners LLC
		52-2294881

2.		CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				1,589,055
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				1,589,055

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		1,589,055

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		5.4%

12.		TYPE OF REPORTING PERSON:
		OO


CUSIP No.	208192104

1.               	NAME OF REPORTING PERSONS
                             I.R.S. Identification
			Nos. of above persons (entities only).
		Jon C. Baker

2.		CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				251,500
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,181,355
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				251,500

8.		SHARED DISPOSITIVE POWER:
				2,181,355

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,432,855

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		8.2%

12.		TYPE OF REPORTING PERSON:
		IN


CUSIP No.	208192104

1.                	NAME OF REPORTING PERSONS
                             I.R.S. Identification
		Nos. of above persons (entities only).
		David R. Wilmerding, III

2.		CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				272,000
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,181,355
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				272,000

8.		SHARED DISPOSITIVE POWER:
				2,181,355

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,453,355

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		8.3%

12.		TYPE OF REPORTING PERSON:
		IN


ITEM 1.
	(a)	Name of Issuer:
		Connetics Corp.
		(b)	Address of Issuer's Principal Executive Offices:
			3400 West Bayshore Road
			Palo Alto, CA  94303

ITEM 2.
	(a)	Name of Person Filing:
NEVIS CAPITAL MANAGEMENT PARTNERS LLC, formerly known as Nevis
Capital Management LLC ("Nevis")
		Jon C. Baker ("Baker")
		David R. Wilmerding, III ("Wilmerding")
	(b)	Address of Principal Business Office or, if none, Residence:
		Nevis, Baker and Wilmerding - 1119 St. Paul St, Baltimore MD  21202
	(c)	Citizenship:
		Nevis - MARYLAND
		Baker and Wilmerding - USA
	(d)	Title of Class of Securities:
		COMMON STOCK
(e)	CUSIP Number:
208192104

ITEM 3.	If this statement is filed pursuant to Sections 240.13d-1(b)
or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	[     ]	Broker or dealer registered under Section 15
of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6) of the
Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in Section 3(a)(19)
of the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under Section 8
of the Investment Company Act
of 1940 (15 U.S.C 80a-8).
(e)	    	[     ]	An investment adviser in accordance with
Section 240.13d-1(b)(1)(ii)(E);
(f)           [     ]	An employee benefit plan or endowment fund
in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[     ]	A parent holding company or control person in
accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in Section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from the definition
of an investment company
		under Section 3(c)(14) of the Investment Company
Act of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.	Ownership
(a)	Amount Beneficially Owned:
Nevis:  1,589,055
Baker:  2,432,855
Wilmerding:  2,453,355
(b)	Percent of Class:
Nevis:  5.4%
Baker:  8.2%
Wilmerding:  8.3%
	(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct vote:
Nevis:  0
Baker:  251,500
Wilmerding:  272,000
(ii)	shared power to vote or to direct the vote:
Nevis:  1,589,055
Baker:  2,181,355
Wilmerding:  2,181,355
(iii)	sole power to dispose or to direct the disposition of:
Nevis:  0
Baker:  251,500
Wilmerding:  272,000
(iv)	shared power to dispose or to direct the disposition:
Nevis:  1,589,055
Baker:  2,181,355
Wilmerding:  2,181,355

Item 5.  Ownership of Five Percent or Less of a Class
	Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not Applicable

Item 8.  Identification and Classification of Members of the Group
	Not Applicable

Item 9.  Notice of Dissolution of Group
	Not Applicable


Item 10.  Certification
(b) The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

05-11-01
------------------------------------------------
		Date
Nevis Capital Management Partners LLC

By:  /s/  David R. Wilmerding, III
-------------------------------------------------
David R. Wilmerding, III, Managing Member



		05-11-01
------------------------------------------------
		Date

        /s/  Jon C. Baker
-----------------------------------------------
Jon C. Baker



05-11-01
------------------------------------------------
		Date

         /s/ David R. Wilmerding, III
-----------------------------------------------
David R. Wilmerding, III









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